UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2011

Options Media Group Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-147245	26-0444290
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 NW 13th Street, Suite 300 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 314-3479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2011, Options Media Group Holdings, Inc. (the “Company”) entered into new, three-year employment agreements with Scott Frohman, the Company’s Chief Executive Officer, and Keith St. Clair, the Company’s Chairman.  Mr. Frohman will receive a compensation package of (i) $300,000 annual salary, (ii) a signing bonus of $100,000 payable in cash or common stock, (iii) 12,500,000 shares of restricted common stock, and (iv) quarterly and annual performance bonuses payable in cash or shares of common stock equal to 5% of the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the applicable period.

Mr. St. Clair will receive a compensation package of (i) $300,000 annual salary, (ii) a signing bonus of $100,000 payable in cash or common stock, (iii) 10,000,000 shares of common stock, (iv) quarterly and annual performance bonuses payable in cash or shares of common stock equal to 5% of EBITDA for the applicable period, and (v) 40,000,000 five-year, non-qualified stock options exercisable at $0.0445 per share.  Of the options, (i) 20,000,000 were fully vested as of the grant date, and (ii) the balance shall vest in equal increments over a three-year period each March 31st, June 30th, September 30th, and December 31st beginning September 30, 2011, subject to continued employment on each applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

Date: July 6, 2011	By:	/s/ Scott Frohman
Name: Scott Frohman
Title: Chief Executive Officer